Exhibit 10.45


                First Allmerica Financial Life Insurance Company
                                   Letterhead

                                                              March 21, 2000
Mr. Richard M. Reilly

Dear Dick:

You are a participant in the Allmerica Financial Corporation 2000 Long-Term Incentive Program. As a participant in that program, you have received Restricted Stock. In addition, you have informed the Company that you intent to make a so-called 83(b) election pursuant to Internal Revenue Code Section 83(b). First Allmerica Financial Life Insurance Company hereby agrees that if your employment is terminated by the Company for reasons other than Cause, the Company will pay you an amount which will fully reimburse you for any taxes you have incurred as a result of your 83(b) election.

The term "Cause shall mean (i) the willful failure by the Participant to perform substantially the Participant's duties as an employee of the Company (other than due to physical or mental illness), (ii) the Participant's engaging in serious misconduct that is injurious to the Company, any Subsidiary or any Affiliate,
(iii) the Participant's having been convicted of, or entered a plea of nolo contendre to, a crime that constitutes a felony, (iv) the breach by the Participant of any written or unwritten covenant or agreement not to compete with the Company, any Subsidiary or any Affiliate or (v) the breach by the Participant of his or her duty of loyalty to the Company, any Subsidiary or any Affiliate.

The term "fully reimburse" shall mean that the Company shall pay you an amount after tax that will cause you to fully recoup any federal income tax, state income tax and Medicare tax that you have paid to the Internal Revenue Service or state taxing authorities in connection with the 83(b) election that you have made for the Restricted Stock that you received as a result of the Allmerica Financial Corporation 2000 Long-Term Incentive Program.

If you voluntarily leave the employ of the Company or if you are terminated for Cause, you shall not be entitled to any benefit pursuant to the terms of this Letter Agreement.
                                                      Very truly yours,

                                                      FIRST ALLMERICA FINANCIAL
                                                      LIFE INSURANCE COMPANY


                                                      By: /s/ Bruce C. Anderson
                                                      Bruce C. Anderson
                                                      Vice President
Accepted and Agreed:

/s/